Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Investors) Eric Cremers 509.835.1521	(Media) Mark Benson 509.835.1513

Potlatch Reports Third Quarter 2010 Results

SPOKANE, Wash — October 28, 2010 — Potlatch Corporation (NYSE:PCH) today reported financial results for the third quarter ended September 30, 2010.

“We continue to improve our balance sheet with the sale of non-strategic timberland and each of our business segments reported solid quarterly results based on each segment’s market conditions through the third quarter” said Michael Covey, chairman, president and chief executive officer of Potlatch Corporation. “Our Resource segment had another strong quarter as both fee harvest volumes and prices increased over the second quarter of 2010 and the third quarter of 2009. This was the Resource segment’s highest quarterly operating income since the third quarter of 2008, if the results of the timber deed in 2009 are removed. In our Real Estate segment, we completed the sale of non-strategic timberland in Wisconsin and Arkansas, and we continue to see steady interest in our higher and better use, or HBU, and rural real estate properties. As expected, our Wood Products segment experienced price pressure during the third quarter, but lumber sales volumes were adequate to operate our mills at capacity and the segment managed to operate at a positive cash flow level,” concluded Mr. Covey.

Q3 2010 FINANCIAL SUMMARY

•	Net earnings for the quarter, including discontinued operations, were $18.1 million, or $0.45 per diluted common share, compared to $45.8 million, or $1.15 per diluted common share for Q3 2009.

•	In Q3 2010, Potlatch completed a non-strategic timberland sale of approximately 41,700 acres in Wisconsin and Arkansas to RMK for $28.7 million, which provided $0.12 of positive EPS impact.

•	In Q3 2009, a timber deed sale was completed, resulting in $48.6 million of EBITDDA¹ and a positive EPS impact of $1.04.

•

EBITDDA in Q3 2010 was $56.4 million, compared to $33.1 million in Q2 2010 and $63.0 million in Q3 2009, which included the results of the timber deed sale. Excluding the non-strategic timberland sale in Arkansas and Wisconsin, EBITDDA was $28.2 million in Q3 2010 and EPS was $0.33. Excluding the timber deed sale, EBITDDA was $14.4 million in Q3 2009 and EPS was $0.11.

•	Cash provided by operating activities from continuing operations was $51.5 million in Q3 2010 compared to $20.3 million in Q2 2010 and $78.4 million in Q3 2009.

•	The balance of cash and short-term investments increased $30.8 million to $71.0 million during Q3 2010, after paying out $20.4 million in dividend distributions in the third quarter.

Q3 2010 BUSINESS PERFORMANCE

Resource

The Resource segment posted excellent results for the third quarter, which is seasonally the Northern region’s strongest production quarter. Operating income for the segment was $24.3 million in Q3 2010, compared to $15.0 million in Q2 2010 and $55.4 million in Q3 2009. The Q3 2009 results include the timber deed sale, which provided $41.5 million of operating income for that period. Total fee harvest volumes increased 47 percent and 14 percent over Q2 2010 and Q3 2009, respectively. The harvest increase over Q3 2009 was due primarily to higher sawlog prices, but more favorable weather conditions in the south in Q3 2010 were an important contributor as well. Prices were up 4 percent and 16 percent over Q2 2010 and Q3 2009, respectively.

Northern Region

•

Sawlog sales volumes and prices increased 86 percent and 1 percent, respectively, in Q3 2010 over Q2 2010. In Q3 2010 compared to Q3 2009, sawlog sales volumes and prices increased 25 percent and 15 percent, respectively.

•

Pulpwood sales volumes increased 22 percent in Q3 2010 over Q2 2010, while prices decreased 1 percent. Pulpwood sales volumes and prices decreased 42 percent and 6 percent, respectively, in Q3 2010 from Q3 2009. The pulpwood market for Idaho remains weak as a result of the closure of two linerboard mills in the Pacific Northwest region.

Southern Region

•

Sawlog sales volumes increased 10 percent, while prices decreased 5 percent, in Q3 2010 compared to Q2 2010. Sawlog sales volumes and prices increased 26 percent and 9 percent, respectively, in Q3 2010 over Q3 2009.

•

Pulpwood sales volumes increased 22 percent, while prices decreased 6 percent, in Q3 2010 compared to Q2 2010. Pulpwood sales volumes and prices increased 9 percent and 13 percent, respectively, in Q3 2010 over Q3 2009.

Real Estate

Operating income for the Real Estate segment was $9.8 million in Q3 2010 compared to $5.1 million in Q2 2010 and $1.5 million in Q3 2009. Real Estate segment results depend on the timing of sales transactions, the basis of the land sold and the types of properties that are sold, and are often uneven from one reporting period to another.

•

In Q3 2010, Potlatch sold 446 acres of HBU property at an average price of $2,000 per acre; 1,370 rural real estate acres at an average price of $1,261 per acre; and 42,772 acres of non-strategic timberland at an average price of $693 per acre.

•

In Q2 2010, Potlatch sold 1,872 acres of HBU property at an average price of $2,014 per acre; 3,294 rural real estate acres at an average price of $1,097 per acre; and 3,500 acres of non-strategic timberland at an average price of $877 per acre.

•

In Q3 2009, Potlatch sold 812 acres of HBU property at an average price of $2,342 per acre; 2,118 rural real estate acres at an average price of $1,150 per acre; and 2,617 acres of non-strategic timberland at an average price of $500 per acre.

Wood Products

The Wood Products segment reported an operating loss of $0.6 million in Q3 2010 compared to operating income of $6.0 million in Q2 2010 and an operating loss of $1.5 million in Q3 2009. This was the first quarterly operating loss since Q4 2009, and is a result of lower lumber selling prices. However, the segment continued to have positive EBITDDA during Q3 2010.

•	Lumber shipment volumes increased 2 percent, while sales prices decreased 21 percent in Q3 2010 compared to Q2 2010.

•	Lumber shipment volumes increased 10 percent, while sales prices decreased 2 percent in Q3 2010 compared to Q3 2009.

Dividend Distribution

During the third quarter, Potlatch paid a regular quarterly cash distribution on the company’s common stock of $0.51 per share.

Timberland Sales

In August 2010, Potlatch sold approximately 29,800 acres of timberland in Wisconsin and 11,900 acres in Arkansas to RMK Timberland Group, or RMK, a timber investment management organization, for $28.7 million. In mid-October, Potlatch sold an additional 29,000 acres in Wisconsin and another 17,400 acres in Arkansas to RMK for approximately $36 million. The total Wisconsin sale includes all but approximately 1,200 acres of our land in Wisconsin, and those remaining Wisconsin properties are currently under contract to sell, or are expected to be sold within the next two to three years.

OUTLOOK

“The year-to-date performance of all three business segments improved compared to this period last year and reflects the fact that the economy has slowly begun to improve. However, lumber prices have recently receded from the sharp run-up we experienced earlier in the year, impacting our Wood Products operating results. We expect lumber prices to remain under pressure as we move through the fourth quarter of 2010 and into 2011. In addition, lower lumber prices are putting modest downward pressure on sawlog pricing, impacting our Resource segment’s results. The third quarter is our seasonally strongest quarter in the Resource business, and weather conditions often begin to deteriorate about mid-November, particularly in our Northern region, so we expect harvest levels and the demand for logs to decrease as we move through the fourth quarter. Our 2010 harvest is still projected to be approximately 4.1 to 4.2 million tons. Results from the Real Estate segment for the fourth quarter will be higher than the third quarter due to the non-strategic land sale to RMK that occurred earlier this month for approximately $36 million. Finally, we are well positioned as we move into 2011, as the strong year-to-date operating performance of our business segments has resulted in over $71 million of cash and short-term investments on our balance sheet at the end of the third quarter” concluded Mr. Covey.

¹	EBITDDA is a non-GAAP measure defined and reconciled to GAAP in the attached financial schedules.

CONFERENCE CALL INFORMATION

A live webcast and conference call will be held today, October 28, 2010, at 9 a.m. Pacific time (12 p.m. Eastern). Those interested may access the webcast at http://ir.potlatchcorp.com and conference call by dialing 866-393-8403 for U.S./Canada and 706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 13233709. Supplemental materials that will be discussed during the call are available on our website.

For those unable to participate in the call, an archived recording will be available through the Potlatch Corporation website at http://ir.potlatchcorp.com for approximately one year following the conference call. A telephone replay of the conference call will be available until November 4, 2010, by calling 800-642-1687 for U.S./Canada or 706-645-9291 for international callers and entering passcode number 13233709.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.5 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance, directions of markets, housing starts over the next several years, earnings and cashflows in our Resource and Wood Products segments, demand and price levels for logs and wood products, our 2010 harvest levels, performance of our Real Estate segment, demand and interest in non-strategic timberlands and rural recreational real estate and HBU lands, quarterly dividend levels, dividend policy, liquidity, and related matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in lumber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

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Potlatch Corporation

Consolidated Condensed Statements of Operations and Comprehensive Income

Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues	$158,877	$163,716	$393,273	$372,091

Costs and expenses:
Cost of goods sold	122,205	104,372	304,994	256,012
Selling, general and administrative expenses	10,062	14,560	27,908	34,760

	132,267	118,932	332,902	290,772

Earnings from continuing operations before interest and taxes	26,610	44,784	60,371	81,319
Interest expense, net	(6,858)	(5,095)	(21,035)	(14,771)

Earnings from continuing operations before taxes	19,752	39,689	39,336	66,548
Income tax (provision) benefit	(1,588)	6,333	(7,960)	11,937

Earnings from continuing operations	18,164	46,022	31,376	78,485

Discontinued operations:
Loss from discontinued operations	(161)	(300)	(601)	(6,724)
Income tax benefit	77	117	243	2,664

	(84)	(183)	(358)	(4,060)

Net earnings	$18,080	$45,839	$31,018	$74,425

Other comprehensive income, net of tax	657	1,816	7,732	3,848

Comprehensive income	$18,737	$47,655	$38,750	$78,273

Earnings per common share from continuing operations
Basic	$0.45	$1.16	$0.79	$1.97
Diluted	0.45	1.15	0.78	1.97
Loss per common share from discontinued operations
Basic	$—	$(0.01)	$(0.01)	$(0.10)
Diluted	—	—	(0.01)	(0.10)
Net earnings per common share:
Basic	$0.45	$1.15	$0.78	$1.87
Diluted	0.45	1.15	0.77	1.87
Average shares outstanding (in thousands):
Basic	40,000	39,765	39,954	39,751
Diluted	40,234	39,920	40,194	39,892

Certain 2009 amounts have been reclassified to conform to the 2010 presentation.

Potlatch Corporation

Consolidated Condensed Balance Sheets

Unaudited (Dollars in thousands, except per-share amounts)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash	$5,382	$1,532
Short-term investments	65,666	53,506
Receivables, net	27,820	18,161
Inventories	25,675	24,493
Other assets	45,402	24,006

Total current assets	169,945	121,698
Property, plant and equipment, net	67,919	75,839
Timber and timberlands, net	479,696	533,173
Deferred tax assets	58,869	64,873
Other assets	29,706	27,982

	$806,135	$823,565

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments on long-term debt	$5,011	$11
Accounts payable and accrued liabilities	68,742	58,462

Total current liabilities	73,753	58,473

Long-term debt	365,104	368,420
Liability for pensions and other postretirement employee benefits	140,496	149,398
Other long-term obligations	18,620	17,484
Stockholders’ equity	208,162	229,790

	$806,135	$823,565

Stockholders’ equity per common share	$5.20	$5.77
Working capital	$96,192	$63,225
Current ratio	2.3:1	2.1:1

Certain 2009 amounts have been reclassified to conform to the 2010 presentation.

Potlatch Corporation

Consolidated Condensed Statements of Cash Flows

Unaudited (Dollars in thousands)

	Nine Months Ended September 30,
	2010	2009
Cash Flows From Continuing Operations
Net earnings	$31,018	$74,425
Adjustments to reconcile net earnings to net operating cash flows from continuing operations:
Loss from discontinued operations	358	4,060
Depreciation, depletion and amortization	23,638	26,906
Proceeds from sales deposited with a like-kind exchange intermediary	(260)	(2,030)
Basis of real estate sold	25,492	9,730
Change in deferred taxes	8,801	(18,145)
Net loss on disposition of property, plant and equipment	1,102	—
Other, net	(1,482)	1,782
Working capital changes	(4,876)	18,896

Net cash provided by operating activities from continuing operations	83,791	115,624

Cash Flows From Investing
Change in short-term investments	(12,160)	21,361
Additions to property, plant and equipment	(10,658)	(11,848)
Proceeds from disposition of property, plant and equipment	3,110	—
Other, net	(1,670)	(444)

Net cash (used for) provided by investing activities from continuing operations	(21,378)	9,069

Cash Flows From Financing
Change in book overdrafts	3,778	1,143
Decrease in notes payable	—	(56,600)
Issuance of common stock	1,664	494
Change in long-term debt	209	(383)
Distributions to common stockholders	(61,161)	(60,821)
Employee tax withholdings on vested equity-based compensation	(2,075)	—
Other, net	(111)	63

Net cash used for financing activities from continuing operations	(57,696)	(116,104)

Cash flows provided by continuing operations	4,717	8,589
Cash flows (used for) provided by discontinued operations:
Operating cash flows	(926)	(8,086)
Investing cash flows	59	—

Increase in cash	3,850	503
Cash at beginning of period	1,532	885

Cash at end of period	$5,382	$1,388

Potlatch Corporation

Highlights

Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Cash distributions per common share	$0.51	$0.51	$1.53	$1.53

Segment Information Unaudited (Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues
Resource	$77,448	$109,045	$172,716	$183,539
Real Estate	32,254	5,646	46,157	58,379
Wood Products	64,897	60,232	209,832	159,762

	174,599	174,923	428,705	401,680
Intersegment revenues	(15,722)	(11,207)	(35,432)	(29,589)

Total consolidated revenues	$158,877	$163,716	$393,273	$372,091

Operating income (loss)
Resource	$24,336	$55,374	$49,283	$70,745
Real Estate	9,788	1,455	16,803	44,474
Wood Products	(608)	(1,532)	10,576	(15,708)
Eliminations and adjustments	(895)	(764)	1,678	4,323

	32,621	54,533	78,340	103,834
Corporate	(12,869)	(14,844)	(39,004)	(37,286)

Earnings from continuing operations before taxes	$19,752	$39,689	$39,336	$66,548

Potlatch Corporation

Earnings before interest, taxes, depreciation, depletion and amortization, and basis of real estate sold (EBITDDA)

Unaudited (Dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
GAAP net earnings	$18,080	$11,743	$45,839	$31,018	$74,425
Interest expense, net of interest income	6,470	6,704	5,095	19,880	14,771
Income tax provision (benefit)	1,588	3,365	(6,333)	7,960	(11,937)
Depreciation, depletion and amortization	9,426	7,074	15,388	23,638	26,906
Basis of real estate sold	20,779	4,145	2,866	25,492	9,730
Loss (gain) from discontinued operations, net of tax	84	85	183	358	4,060

EBITDDA *	$56,427	$33,116	$63,038	$108,346	$117,955

Timber Deed Sale:
Operating income			$41,510		$41,510
Basis of capitalized timber			7,123		7,123

EBITDDA *			$48,633		$48,633

Non-Strategic Arkansas and Wisconsin Timberland Sale:
Operating income	$7,735			$7,735
Basis of land sold	20,457			20,457

EBITDDA *	$28,192			$28,192

*	EBITDDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDDA, as we define it, is earnings from continuing operations adjusted for net interest expense, provision/benefit for income taxes, depreciation, depletion and amortization, and the basis of real estate sold. It should not be considered as an alternative to net earnings computed under GAAP.